EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-269563) and on Form S-8 (Nos. 333-116093, No. 333-173175, No. 333-182934, No. 333-201332, No. 333-231651 and 333-248503) of our report dated March 22, 2024, with respect to the consolidated financial statements of Travelzoo.

/s/ KPMG LLP
New York, New York
March 22, 2024